Exhibit 10a1

EXECUTION COPY

FIVE-YEAR REVOLVING CREDIT AGREEMENT

dated as of

July 8, 2004

among

FORTUNE BRANDS, INC.,

FORTUNE BRANDS FINANCE UK P.L.C.,

The Lenders Party Hereto

JPMORGAN CHASE BANK,

as Administrative Agent

and

CITIBANK, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers

and Joint Bookrunners

ABN AMRO BANK, N.V.,

BARCLAYS BANK PLC

and

CREDIT SUISSE FIRST BOSTON,

as Co-Documentation Agents

i

SECTION 3.09.	Taxes	54
SECTION 3.10.	ERISA	54
SECTION 3.11.	Disclosure	54

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	54
SECTION 4.02.	Each Credit Event	55

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Guarantee

ARTICLE X

Miscellaneous

ii

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.06 — Disclosed Matters

EXHIBITS:

Exhibit A — Form of Assignment and Acceptance

Exhibit B-1 — Form of Opinion of Company’s Counsel

Exhibit B-2 — Form of Opinion of Fortune Brands UK’s counsel

Exhibit C –- MLA Cost

Exhibit D — Form of Revolving Note

iii

FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of July 8, 2004, among FORTUNE BRANDS, INC., a Delaware corporation, FORTUNE BRANDS FINANCE UK P.L.C., a public limited company organized under the laws of England and Wales, the LENDERS party hereto, JPMORGAN CHASE BANK, as Administrative Agent, CITIBANK, N.A., as Syndication Agent, and ABN AMRO BANK, N.V., BARCLAYS BANK PLC, and CREDIT SUISSE FIRST BOSTON, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to any Lender, the term “Affiliate” shall be deemed to include (a) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) in the case of any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Alternative Committed Currency” means British Pounds Sterling or Euro.

“Alternative Currency” means (a) any Alternative Committed Currency or (b) any other currency specified by the applicable Borrower in a Competitive Bid Request relating to a proposed Competitive Borrowing if such currency is freely transferable and convertible into Dollars in the London market at the time and for which LIBO Rates may be determined at such time by reference to the Telerate screen as provided in the definition of “LIBO Rate”.

“Alternative Currency Borrowing” means a Borrowing comprised of Alternative Currency Loans.

“Alternative Currency Equivalent” means, with respect to an amount in Dollars on any date in relation to a specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to such Alternative Currency on such date.

“Alternative Currency LC Disbursement” means any LC Disbursement denominated in an Alternative Currency.

“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Loan” means any Loan denominated in an Alternative Currency.

“Applicable Currency” has the meaning assigned to such term in Section 2.13(a).

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan or Eurocurrency U.S. Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Ratings	Eurocurrency Spread	Facility Fee Rate
Category 1	≥Aa3/AA-	0.125%	0.050%
Category 2	≥A1/A+	0.140%	0.060%
Category 3	≥A2/A	0.170%	0.080%
Category 4	≥A3/A-	0.260%	0.090%
Category 5	≥Baa1/BBB+	0.325%	0.125%
Category 6	≥Baa2/BBB	0.600%	0.150%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; and (d) so long as no Default shall have occurred and be continuing, the Company may replace either S&P or Moody’s (but not both) with Fitch, provided that, in the event of any such replacement, clause (b) above shall cease to apply and, in lieu of such clause (b), if the ratings established or deemed to have been established by Moody’s or S&P (whichever remains as a rating agency for purposes hereof) or Fitch are not in the same Category, then the Applicable Margin and the facility fees will be determined based on the lower rating unless the lower rating is two or more Categories lower than the rating established or deemed to have been established by the other rating agency, in which case the Applicable Margin and facility fees shall be determined by reference to the Category next above that of the lower of the two ratings. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch (whichever are applicable) shall change, or if either such applicable rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Revolving Commitment Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Revolving Commitment Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable U.S. Commitment Percentage” means, with respect to any U.S. Lender, the percentage of the total U.S. Commitments represented by such U.S. Lender’s U.S. Commitment. If the U.S. Commitments have terminated or expired, the Applicable U.S. Commitment Percentages shall be determined based upon the U.S. Commitments most recently in effect, giving effect to any assignments.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assigned Dollar Value” has the meaning assigned to such term in Section 2.21.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Resolution” means a copy of a resolution delivered to the Administrative Agent and certified by the Secretary or an Assistant Secretary of the Company as having been duly adopted by the Board of Directors of the Company, or by the Secretary or an Assistant Secretary of the Company or the Secretary of the Executive Committee of such Board of Directors as having been duly adopted by such Executive Committee, or by the Secretary or an Assistant Secretary of the Company or the Secretary of any other committee of such Board of Directors duly authorized to act for it hereunder as having been duly adopted by such other committee.

“Borrowers” means the Company and Fortune Brands UK.

“Borrowing” means (a) Revolving Loans to the same Borrower of the same Type and in the same currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) U.S. Loans to the Company of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (c) a Competitive Loan or group of Competitive Loans to the same Borrower of the same Type and in the same currency made on the same date and as to which a single Interest Period is in effect, (d) a Negotiated Rate Loan or (e) a Swingline Loan.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 or 2.04 as a date on which the relevant Borrower requests Loans to be made hereunder.

“Borrowing Request” means a request by any Borrower for a Revolving Borrowing or a U.S. Borrowing in accordance with Section 2.03.

“British Pounds Sterling” means lawful money of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, except that when used in connection with a Eurocurrency Loan or an Alternative Currency Loan, “Business Day” also shall exclude any day on which dealings in foreign currencies and exchange between banks may not be carried on in London, England or New York, New York or, in the case of an Alternative Currency Loan denominated in a currency other than British Pounds Sterling, the place designated by the Administrative Agent from time to time as the place for payments in such currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b) or 2.19, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, U.S. Loans, Competitive Loans, Negotiated Rate Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means ABN AMRO Bank, N.V., Barclays Bank PLC and Credit Suisse First Boston, in their respective capacities as co-documentation agents for the Lenders hereunder.

“Commitment” means a Revolving Commitment or a U.S. Commitment, or any combination thereof, as the context requires.

“Company” means Fortune Brands, Inc.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by any Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to a Competitive Bid as contemplated by Section 2.04.

“Currency Equivalent” means the Dollar Equivalent or the Alternative Currency Equivalent, as the case may be, of the Applicable Currency.

“Consolidated EBITDA” means, for any period of four consecutive fiscal quarters, Consolidated Net Income for such period, excluding, to the extent included in determining such Consolidated Net Income, extraordinary items, noncash restructuring charges, noncash nonrecurring charges, losses from asset impairments and gains or losses resulting from the sale of assets not in the ordinary course of business, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income taxes for such period, and (iii) depreciation and amortization of intangibles for such period, all determined on a consolidated basis for each such item in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the gross interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income for the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as determined by the Company and set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and the minority interest of others.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Denomination Date” means, in relation to any Alternative Currency Borrowing, the date that is three Business Days before the date such Borrowing is made.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and the matters described in any filings made by the Company from time to time with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“Dollar Equivalent” means, with respect to an amount of any Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of the Alternative Currency at the Spot Exchange Rate with respect to the Alternative Currency on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of its subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan other than under circumstances pursuant to which such Plan could not reasonably be expected to require any additional funding at any time following such termination or appointment; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, J.P. Morgan Europe Limited, any Lender or the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America or the United Kingdom or by the jurisdiction under the laws of which the Administrative Agent, J.P.Morgan Europe Limited, such Lender, the Issuing Bank or other such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 2.18(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender, at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), by a Borrower previously designated hereunder, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to any withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Borrower.

“Fitch” shall mean Fitch, Inc.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fortune Brands UK” means Fortune Brands Finance UK p.l.c.

“Funded Debt” of any Person means (i) all indebtedness for money borrowed which by its terms matures more than 12 months from the creation, extension or renewal thereof or which is extendible or renewable at the option of the obligor on such indebtedness to a time more than 12 months after its creation, extension or renewal and (ii) all guarantees, direct or indirect, of such indebtedness of others or of dividends; provided that Funded Debt shall not include endorsements of negotiable instruments for collection, deposit or negotiation and guarantees by the Company or a Restricted Subsidiary arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services. The Company or a Restricted Subsidiary shall be deemed to have assumed any Funded Debt secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in paragraph (h) of Section 10.04.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all Capital Lease Obligations of such Person and (c) all Guarantees by such Person of Indebtedness of others described in clause (a) or (b) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated June 2004, relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by any Borrower to convert or continue a Revolving Borrowing or a U.S. Borrowing, as applicable, in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (e) with respect to any Negotiated Rate Loan, the last day of the Interest Period applicable to such Negotiated Rate Loan and any other day during such Interest Period on which interest therein is payable, as separately agreed between the applicable Borrower and the applicable Lender.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request and (c) with respect to any Negotiated Rate Borrowing, the period commencing on the date of such Borrowing and ending on such date as shall be mutually agreed upon between the applicable Borrower and the applicable Lender; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing or U.S. Borrowing, as applicable, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means any of JPMorgan Chase Bank, Citibank, N.A. or any Lender selected by the Borrower, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.22(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a drawing made on any Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (determined based upon Assigned Dollar Values, in the case of Letters of Credit denominated in Alternative Committed Currencies) plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time (determined based upon Assigned Dollar Values, in the case of LC Disbursement denominated in Alternative Committed Currencies). The LC Exposure of any Lender at any time shall be its Applicable Revolving Commitment Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.22 of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits with a maturity comparable to such Interest Period denominated in the currency in which such Eurocurrency Borrowing is denominated as reflected on the applicable Telerate Screen (or on any successor or substitute page of the Telerate Service, providing rate quotations comparable to those currently provided on such Service, as determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, from time to time for purposes of providing quotations of interest rates applicable to deposits of currency in which such Borrowing is denominated) at approximately 11:00 a.m., London time, on the Quotation Day for the currency in which such Borrowing is denominated. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 (or in the case of Eurocurrency Borrowings denominated in an Alternative Currency, deposits with a Dollar Equivalent of $5,000,000) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent or J.P. Morgan Europe Limited, as applicable, in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for the currency in which such Borrowing is denominated prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means any loan made by a Lender to a Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to any Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to any Loan or Borrowing denominated in any Alternative Currency, London time (or such other time as J.P. Morgan Europe Limited may designate in respect of the applicable currency).

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole or (b) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” means any Subsidiary that is (a) a Restricted Subsidiary, (b) Fortune Brands UK or (c) a “significant subsidiary” of the Company within the meaning of Regulation S-X of the Securities and Exchange Commission (or any successor provision).

“Maturity Date” means July 8, 2009.

“MLA Cost” means the cost imputed to the Lenders in connection with a Borrowing denominated in British Pounds Sterling in compliance with the Mandatory Liquid Asset requirements of the Bank of England during an Interest Period (or part of an Interest Period), expressed as a rate per annum and determined in accordance with Exhibit C.

“Moody’s” means Moody’s Investors Service, Inc.

“mortgage” means any mortgage, pledge or security interest.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiated Rate Loan” means a Loan made to a Borrower by a Lender pursuant to a Negotiated Rate Loan Request in such principal amount, for such Interest Period and having such interest rate(s) and repayment terms as shall, in each case, be mutually agreed upon between such Borrower and such Lender.

“Negotiated Rate Loan Request” means a request by a Borrower for a Lender to make a Negotiated Rate Loan, which shall be delivered to such Lender (with a copy to the Administrative Agent) in writing, by facsimile transmission or by telephone, immediately confirmed in writing, and which shall specify the amount to be borrowed and the proposed Borrowing Date, currency and Interest Period.

“Obligations” means (a) the obligation of each Borrower to pay the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any other Borrower under this Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” in respect of the determination of the LIBO Rate for any Interest Period (a) for any Eurocurrency Borrowing in Dollars or any Alternative Currency (other than British Pounds Sterling), means the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in the currency in which such Borrowing is denominated for delivery on the first day of such Interest Period; provided, that if quotations would ordinarily be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates and (b) for any Eurocurrency Borrowing denominated in British Pounds Sterling, means the first day of such Interest Period.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers and employees of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, U.S. Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, U.S. Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans and Negotiated Rate Loans of the Lenders shall be included in their respective Revolving Credit Exposures or U.S. Credit Exposures, as applicable, in determining the Required Lenders.

“Restricted Subsidiary” means any Subsidiary other than (i) each Subsidiary organized and existing under laws other than the laws of the United States or any state thereof, (ii) each Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside of the United States, (iii) each Subsidiary the primary business of which consists of finance, banking, credit, leasing, insurance, financial services, or similar operations or any combination thereof, (iv) each Subsidiary the primary business of which consists of the ownership, construction, management, operation, sale or leasing of real property or improvements thereon, similar operations or any combination thereof, (v) each Subsidiary the primary business of which consists of the exploration for, or the extraction, production, transporting or marketing of petroleum or gas or other extracted substances, or similar operations or any combination thereof, (vi) each Subsidiary the primary business of which consists of the ownership or operation of one or more transportation businesses or facilities or equipment related thereto or similar operations or any combination thereof, (vii) each Subsidiary the primary business of which consists of obtaining funds with which to make investments outside of the United States, (viii) each Subsidiary substantially all of the assets of which consist of the ownership directly or indirectly of the capital stock of one or more Subsidiaries covered by the preceding clauses (i) through (vii), (ix) each Subsidiary which the Company or any Subsidiary is, by the terms of the final order of any court of competent jurisdiction from which no further appeal may be taken, required to dispose of and which shall by Board Resolution be determined not to be a Restricted Subsidiary, effective as of the date specified in such resolution and (x) any corporation a majority of the voting shares of which shall at the time be owned directly or indirectly by one or more corporations specified in the preceding clauses (i) through (ix); provided that the Board of Directors may by Board Resolutions declare any such Subsidiary to be a Restricted Subsidiary, effective as of the date such resolution is adopted. For purposes of this definition and any provisions of this Agreement in which the term Restricted Subsidiary appears, the term “Subsidiary” means, at any date, any corporation of which the Company, or the Company and one or more Subsidiaries, directly or indirectly own outstanding shares of capital stock having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors.

“Revaluation Date” means, (a) with respect to an Alternative Currency Borrowing, the last day of each Interest Period with respect to such Borrowing (and if such Interest Period has a duration of more than three months, each day prior to the last day of such Interest Period that occurs at intervals of three months duration after the first day of such Interest Period), and (b) with respect to any Alternative Currency Letter of Credit or Alternative Currency LC Disbursement, the last day of each March, June, September and December.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Company and Fortune Brands UK and to acquire participations in Swingline Loans made to the Company hereunder and in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Lender’s Revolving Loans denominated in Dollars, plus (b) its LC Exposure at such time, plus (c) its Swingline Exposure at such time, plus (d) the Assigned Dollar Value at such time of the outstanding principal amount of such Lender’s Revolving Loans denominated in Alternative Committed Currencies.

“Revolving Lender” means a Lender that has a Revolving Commitment.

“Revolving Loan” means a Loan made to the Company or Fortune Brands UK pursuant to clause (a) of Section 2.01.

“S&P” means Standard & Poor’s.

“Secured Debt” means indebtedness for money borrowed if such indebtedness is secured by a mortgage upon any assets of the Company or a Restricted Subsidiary, including in such assets, without limitation, shares of stock or indebtedness of any Restricted Subsidiary owned by the Company or another Restricted Subsidiary. Indebtedness secured by mortgages on property existing at the time it is acquired and mortgages securing any part of the purchase price of property purchased, constructed or improved shall be deemed to be indebtedness for money borrowed. The Company or a Restricted Subsidiary shall be deemed to have assumed any indebtedness secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“Spot Exchange Rate” means, on any day, (a) with respect to any Alternative Currency in relation to Dollars, the spot rate at which Dollars are offered on such day for such Alternative Currency which appears on page FX of the Reuters Screen at approximately 11:00 a.m., London time (and if such spot rate is not available on the applicable page of the Reuters Screen, such spot rate as quoted by J.P. Morgan Europe Limited at approximately 11:00 a.m., London time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day for Dollars which appears on page FXFX of the Reuters Screen at approximately 11:00 a.m., London time (and if such spot rate is not available on the applicable page of the Reuters Screen, such spot rate as quoted by J.P. Morgan Europe Limited at approximately 11:00 a.m., London time). For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.

“SPV” has the meaning specified in paragraph (h) of Section 10.04.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Subsidiary” means any subsidiary of the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Revolving Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lenders” means each of JPMorgan Chase Bank and Citibank, N.A., in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Citibank, N.A., in its capacity as syndication agent for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Credit Exposure” means, at any time, the sum of the Total Revolving Exposure and the Total U.S. Exposure at such time.

“Total Revolving Exposure” means, at any time, the sum of (a) the total Revolving Credit Exposure of the Revolving Lenders at such time, plus (b) the outstanding principal amount of Competitive Loans and Negotiated Rate Loans of the Revolving Lenders at such time that are denominated in Dollars, plus (c) the Assigned Dollar Value at such time of the outstanding principal amount of all Competitive Loans and Negotiated Rate Loans of the Revolving Lenders at such time that are denominated in Alternative Currencies.

“Total U.S. Exposure” means, at any time, the sum of (a) the total U.S. Credit Exposure of the U.S. Lenders at such time, plus (b) the outstanding principal amount of Competitive Loans and Negotiated Rate Loans of the U.S. Lenders at such time.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Adjusted LIBO Rate, (b) the Alternate Base Rate, (c) in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate or (d) in the case of a Negotiated Rate Loan or Borrowing, the rate negotiated between the applicable Borrower and the applicable Lender.

“U.S. Commitment” means, with respect to each Lender, the commitment of such Lender to make U.S. Loans to the Company, expressed as an amount representing the maximum aggregate amount of such Lender’s U.S. Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b)

reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s U.S. Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its U.S. Commitment, as applicable.

“U.S. Credit Exposure” means, with respect to any U.S. Lender at any time, the outstanding principal amount of such U.S. Lender’s U.S. Loans.

“U.S. Lender” means a Lender that has a U.S. Commitment.

“U.S. Loan” means a Loan made to the Company pursuant to clause (b) of Section 2.01.

“Value” means, as to any sale and lease back transaction to which Section 6.03 applies, the product of (a) the net proceeds from any such sale (less the amount applied in connection with such sale to the retirement of outstanding Funded Debt in accordance with Section 6.03(c)) and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to such property (without regard to any options to renew or extend such term) remaining at the time of the determination of such value and the denominator of which is the number of full years of such term at the time of such sale.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans in Dollars or in any Alternative Committed Currency to the Company or Fortune Brands UK from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the Total Revolving Exposure exceeding the total Revolving Commitments; and (b) each U.S. Lender agrees to make U.S. Loans in Dollars to the Company from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such U.S. Lender’s U.S. Credit Exposure exceeding such U.S. Lender’s U.S. Commitment or (ii) the Total U.S. Exposure exceeding the total U.S. Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans or U.S. Loans, as applicable.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Each U.S. Loan shall be made as part of a Borrowing consisting of U.S. Loans made by the U.S. Lenders ratably in accordance with their respective U.S. Commitments. Each Competitive Loan and Negotiated Rate Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith (except that a Revolving Borrowing denominated in an Alternative Committed Currency must be comprised entirely of Eurocurrency Loans), (ii) each U.S. Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, (iii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith and (iv) each Negotiated Rate Loan shall be denominated in Dollars or an Alternative Currency as agreed between the applicable Borrower and the applicable Lender. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (a) affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement or (b) result in the Borrower incurring any additional cost or expense (including pursuant to Section 2.14, 2.16 or 2.19).

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.22(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each Negotiated Rate Borrowing shall be in an aggregate amount that is separately agreed between the applicable Borrower and the applicable Lender. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Subject to Section 2.13, Loans made pursuant to any Alternative Currency Borrowing shall be made in the Alternative Currency specified in the applicable Borrowing Request or Competitive Bid Request in an aggregate amount equal to the Alternative Currency Equivalent of the Dollar amount specified in such Borrowing Request or, in the case of a Competitive Borrowing, the Dollar amount accepted pursuant to Section 2.04 (in each case as determined by J.P. Morgan Europe Limited based upon the applicable Spot Exchange Rate as of the Denomination Date for such Borrowing (which determination shall be conclusive absent manifest error)); provided that for purposes of the borrowing amounts specified above, each Alternative Currency Borrowing shall be deemed to be in a principal amount equal to its Assigned Dollar Value. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurocurrency Revolving Borrowings and Eurocurrency U.S. Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings and U.S. Borrowings. To request a Revolving Borrowing or U.S. Borrowing, the applicable Borrower shall notify the Administrative Agent and, in the case of Revolving Borrowings denominated in any Alternative Committed Currency, J.P. Morgan Europe Limited, of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Committed Currency, not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower in respect of the requested Borrowing and whether such Borrowing is a Revolving Borrowing or a U.S. Borrowing;

(ii) the aggregate amount (expressed in Dollars) and currency (which must be Dollars or an Alternative Committed Currency) of the requested Borrowing;

(iii) the requested Borrowing Date, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing or U.S. Borrowing is specified, then the requested Revolving Borrowing or U.S. Borrowing shall be an ABR Borrowing (if denominated in Dollars) or a Eurocurrency Borrowing (if denominated in an Alternative Committed Currency). If no election as to the currency of the requested Revolving Borrowing or U.S. Borrowing is specified, then the requested Revolving Borrowing or U.S. Borrowing shall be denominated in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing or Eurocurrency U.S. Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election as to the identity of the Borrower is specified, the requested Revolving Borrowing or U.S. Borrowing shall be made by the Company. Promptly following receipt of a Borrowing Request in accordance with this

Section, the Administrative Agent (in the case of Revolving Borrowings denominated in Dollars or U.S. Borrowings) or J.P. Morgan Europe Limited (in the case of Revolving Borrowings denominated in any Alternative Committed Currency) shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid and Negotiated Rate Loan Procedures. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or any Alternative Currency; provided that (i) the Total Revolving Exposure at any time shall not exceed the total Revolving Commitments and (ii) the Total U.S. Exposure at any time shall not exceed the total U.S. Commitments. To request Competitive Bids, the applicable Borrower shall notify the Administrative Agent and, in the case of a Borrowing denominated in any Alternative Currency, J.P. Morgan Europe Limited, of such request by telephone, (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in any Alternative Currency, not later than 9:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, and (iii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrowers may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request from any Borrower, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent and, if applicable, J.P. Morgan Europe Limited, of a written Competitive Bid Request in a form approved by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount (expressed in Dollars) and currency of the requested Borrowing;

(ii) the requested Borrowing Date, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi) the identity of the Borrower in respect of such Borrowing.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall notify the Lenders of the details thereof by telecopy, inviting such Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, and must be received by the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) by telecopy, (i) in the case of a Eurocurrency Competitive Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in any Alternative Currency, not later than 11:00 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing and (iii) in the case of a Fixed Rate Borrowing, not later than 12:00 noon, New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (expressed in Dollars and which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) and currency of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall promptly notify the applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) by telephone, confirmed by telecopy in a form approved by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, whether and to what extent it has decided to accept or reject each Competitive Bid (i) in the case of a Eurocurrency Competitive Borrowing denominated in Dollars, not later than 12:00 noon,

New York City time, three Business Days before the date of the proposed Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in an Alternative Currency, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Competitive Borrowing and (iii) in the case of a Fixed Rate Borrowing, not later than 1:00 p.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum amount of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by such Borrower. A notice given by such Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

(g) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may make Negotiated Rate Loan Requests to any Lender or Lenders and may (but shall not have any obligation to) borrow Negotiated Rate Loans denominated in Dollars or any Alternative Currency; provided that (i) the Total Revolving Exposure at any time shall not exceed the total Revolving Commitments and (ii) the Total U.S. Exposure at any time shall not exceed the total U.S. Commitments. If the applicable Borrower and any Lender agree to the terms of a Negotiated Rate Loan to be made on a Borrowing Date pursuant to a Negotiated Rate

Loan Request, such Borrower and such Lender shall promptly notify by telephone the Administrative Agent and, if applicable, J.P. Morgan Europe Limited of the aggregate amount (expressed in Dollars) and currency of the Negotiated Rate Loan to be made on such Borrowing Date, the Borrower with respect thereto and the respective interest rate, Interest Period and Interest Payment Dates therefor. Each Lender that agrees to make a Negotiated Rate Loan shall, at such time, on such Borrowing Date and at such location as shall be mutually agreed upon between such Borrower and such Lender, make available to such Borrower the amount of the Negotiated Rate Loan to be made by such Lender, in immediately available funds.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lenders agree to make Swingline Loans in Dollars ratably (50% by each Swingline Lender) to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000 or (ii) the Total Revolving Exposure exceeding the total Revolving Commitments; provided that neither Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise each Swingline Lender of any such notice received from the Company. Each Swingline Lender shall make each Swingline Loan available to the Company by means of an immediately available credit to the general deposit account of the Company with such Swingline Lender or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.22(e), by remittance to the Issuing Bank by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Either Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion (in such case, ratably from the Swingline Lenders) of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Commitment Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lenders ratably (50% to each Swingline Lender), such Revolving Lender’s Applicable Revolving Commitment Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders ratably (50% to each Swingline Lender) the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participation in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by either Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Funding of Borrowings. (a) Each Revolving Lender shall make each Revolving Loan denominated in Dollars (other than any Negotiated Rate Loan), and each U.S. Lender shall make each U.S. Loan (other than any Negotiated Rate Loan), to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time (or time of such other city designated by the Administrative Agent), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Each Revolving Lender shall make each Loan (other than any Negotiated Rate Loan) denominated in an Alternative Currency to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., London time (or time of such other city designated by J.P. Morgan Europe Limited), to the account of J.P. Morgan Europe Limited most recently designated by it for such purpose by notice to the Revolving Lenders. The Administrative Agent or J.P. Morgan Europe Limited, as applicable, will make such Loans available to the applicable Borrower by promptly crediting, before 2:00 p.m. Local Time, the amounts so received, in like funds, to an account of such Borrower maintained with (i) the Administrative Agent in New York City, in the case of Loans denominated in Dollars, and (ii) J.P. Morgan Europe Limited in London (or such other city as J.P. Morgan Europe Limited may designate in respect of the applicable currency), in the case of Loans denominated in any Alternative Currency, in each case designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.22(e) shall be remitted by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to the Issuing Bank. Each Lender making a Negotiated Rate Loan shall make such Loan on the date, at the time and to the account of the applicable Borrower separately agreed between such Lender and such Borrower.

(b) Unless the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) shall have received notice from a Lender prior to the proposed date of any Borrowing (other than any Negotiated Rate Borrowing) that such Lender will not make available to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, at (i) in the case of such Lender, the greater of (A)(1) the Federal Funds Effective Rate in the case of Loans denominated in Dollars and (2) the rate reasonably determined by J.P. Morgan Europe Limited to be the cost to it of funding such amount, in the case of Loans denominated in any other currency, and (B) a rate determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the higher of (A) the interest rate applicable to the Loan in respect of which such payment is owed or (B) the Administrative Agent’s or J.P. Morgan Europe Limited’s cost of funds, as applicable. If such Lender pays such amount to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and U.S. Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or Eurocurrency U.S. Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, Swingline Borrowings or Negotiated Rate Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent (and, in the case of an Alternative Currency

Borrowing, J.P. Morgan Europe Limited) of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing or U.S. Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the currency of any Borrowing or (ii) convert any Alternative Currency Borrowing to an ABR Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Loans denominated in Dollars only) or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing or Eurocurrency U.S. Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Revolving Borrowing or Eurocurrency U.S. Borrowing, as applicable, with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent or J.P. Morgan Europe Limited, as applicable, at the request of Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time or U.S. Lenders having U.S. Credit Exposures and unused U.S. Commitments representing more than 50% of the sum of the total U.S. Credit Exposures and unused U.S. Commitments at such time, as applicable, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing or U.S. Borrowing, as applicable, may be converted to or continued as a Eurocurrency Borrowing (except as provided in clause (iii) below), (ii) unless repaid, each Eurocurrency U.S. Borrowing and each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) any Borrowing denominated in any Alternative Committed Currency shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Total Revolving Exposure would exceed the total Revolving Commitments. The Company may at any time terminate, or from time to time reduce, the U.S. Commitments; provided that (i) each reduction of the U.S. Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the U.S. Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Total U.S. Exposure would exceed the total U.S. Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments or U.S. Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments or U.S. Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments or U.S. Commitments shall be permanent. Each reduction of the Revolving Commitments or U.S. Commitments shall be made ratably among the Revolving Lenders or U.S. Lenders, as applicable, in accordance with their respective Revolving Commitments or U.S. Commitments, as applicable.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) on the Maturity Date to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan denominated in Dollars owed by such Borrower, (ii) on the Maturity Date to J.P. Morgan Europe Limited for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan denominated in an Alternative Currency owed by such Borrower, (iii) on the Maturity Date to the Administrative Agent for the account of each U.S. Lender the then unpaid principal amount of each U.S. Loan owed by such Borrower, (iv) to the Administrative Agent (or, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) for the account of each Revolving Lender the then unpaid principal amount of each Competitive Loan owed by such Borrower on the last day of the Interest Period applicable to such Loan, (v) in the case of the Company, to each Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or U.S. Borrowing is made, the Company shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested and (vi) to the applicable Lender the then unpaid principal amount of each Negotiated Rate Loan owed by such Borrower on the earlier of the Maturity Date and the last day of the Interest Period applicable to such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Borrower thereof, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent (or, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Administrative Agent (or, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay its Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and (i) with respect to any Revolving Loan, substantially in the form of Exhibit D, and (ii) with respect to any Loan that is not a Revolving Loan, in a form approved by such Borrower and the Administrative Agent, in each case appropriately completed in conformity with this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) Each Lender that makes any Negotiated Rate Loan shall notify the Administrative Agent (and, in the case of an Alternative Currency Borrowing, J.P. Morgan Europe Limited) of each such Loan and of each payment of principal in respect thereof.

SECTION 2.10. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrowers shall not have the right to prepay any Competitive Loan or Negotiated Rate Loan without the prior consent of the Lender thereof.

(b) If, on any Revaluation Date, the Total Credit Exposure exceeds 105% of the total Commitments, then the Company shall, not later than the third Business Day after the Company receives notice thereof from the Administrative Agent, prepay, or cause one or more of the other Borrowers to prepay, without penalty or premium (subject to Section 2.15), one or more Borrowings in an aggregate amount sufficient to reduce the Total Credit Exposure to an amount not exceeding the total Commitments; provided that the Borrowers shall not be required to prepay any Competitive Loans or Negotiated Rate Loans pursuant to this paragraph.

(c) The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars or a Eurocurrency U.S. Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing or ABR U.S. Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. The Company shall notify the Administrative Agent and J.P. Morgan Europe Limited by telephone (confirmed by telecopy) of any prepayment hereunder of a Eurocurrency Revolving Borrowing denominated in any Alternative Currency, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall advise the Revolving Lenders of the contents thereof. Promptly following receipt of any such notice relating to a U.S. Borrowing, the Administrative Agent shall advise the U.S. Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing or U.S. Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing or U.S. Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing or U.S. Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender and U.S. Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment or U.S. Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or U.S. Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure or U.S. Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure or U.S. Credit Exposure, as applicable. The Administrative Agent will give the Company three Business Days’ notice of the amount of the facility fee payable on each payment date. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees in respect of Revolving Commitments and U.S. Commitments shall be payable in Dollars and shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) For each day on which the Total Credit Exposure is in excess of 50% of the total Commitments as of such day (and for each day after the day on which the Commitments terminate if the Total Credit Exposure is in excess of 50% of the total Commitments as in effect as of the day the Commitments terminate) the Company agrees to pay to the Administrative Agent for the account of each Revolving Lender and U.S. Lender a utilization fee, which shall accrue at a rate per annum equal to 0.10% on the amount of the Revolving Credit Exposure or U.S. Credit Exposure, as applicable, of such Lender on such day. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the date on which the Commitments terminate shall be payable on demand. All utilization fees in respect of the Revolving Commitments and U.S. Commitments shall be payable in Dollars and shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate agreed upon between the Issuing Bank and the Borrower per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be payable in Dollars and shall computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in Dollars in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees, utilization fees, and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Loan or Eurocurrency U.S. Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Borrowing, at the

LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan; provided that in the case of a Eurocurrency Revolving Loan denominated in British Pounds Sterling and if the Borrower of such Loan is Fortune Brands UK, such amount shall be increased by the MLA Cost.

(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Each Negotiated Rate Loan shall bear interest at the rate agreed by the applicable Borrower and the applicable Lender.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder (other than with respect to any Negotiated Rate Loan) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section. If all or a portion of the principal amount of any Negotiated Rate Loan shall not be paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, without limiting any rights of any Lender under this Agreement, bear interest, after as well as before judgment, at the rate per annum as shall be mutually agreed upon between the applicable Borrower and the applicable Lender or, in the absence of such agreement, at the rate determined pursuant to the preceding sentence.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans and U.S. Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or ABR U.S. Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan or Eurocurrency U.S. Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days (subject to any agreement to the contrary, in the case of Negotiated Rate Loans), except that interest on Borrowings denominated in British Pounds Sterling and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or, except in the case of Borrowings denominated in British Pounds Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent (in the case of any Revolving Borrowing denominated in Dollars or any U.S. Borrowing) or J.P. Morgan Europe Limited (in the case of any Revolving Borrowing denominated in any Alternative Currency) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the currency in which such Eurocurrency Borrowing is or is to be denominated (the “Applicable Currency”) for such Interest Period; or

(b) the Administrative Agent (and J.P. Morgan Europe Limited, in the case of any Revolving Borrowing denominated in any Alternative Currency) is advised by Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time or U.S. Lenders having U.S. Credit Exposures and unused U.S. Commitments representing more than 50% of the sum of the total U.S. Credit Exposures and unused U.S. Commitments at such time (or, in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period for the Applicable Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing or U.S. Borrowing to, or continuation of any Revolving Borrowing or U.S. Borrowing denominated in the Applicable Currency as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, as an ABR Borrowing, or (B) if such Borrowing is denominated in an Alternative Committed Currency, as a Borrowing bearing interest at such rate as the Lenders participating in such Borrowing and the applicable Borrower may agree adequately reflects the costs to such Lenders of making or maintaining their Loans plus the Applicable Rate (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto), (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing or Eurocurrency U.S. Borrowing denominated in the Applicable Currency, such Revolving Borrowing or U.S. Borrowing shall be made as an ABR Borrowing denominated in Dollars (or such Borrowing shall not be made if the applicable Borrower revokes (and in such circumstances, such

Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing Request by telephonic notice, confirmed promptly in writing, not later than one Business Day prior to the proposed date of such Borrowing) and (iii) any request by a Borrower for a Eurocurrency Competitive Borrowing denominated in the Applicable Currency shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by a Borrower for Eurocurrency Competitive Borrowings denominated in the Applicable Currency may be made to Lenders that are not affected thereby.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank, or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) If the cost to any Lender or the Issuing Bank of making or maintaining any Loan to, or issuing or participating in any Letter of Credit issued for the account of

Fortune Brands UK is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender or Issuing Bank to be material, by reason of the fact that Fortune Brands UK is incorporated in, or conducts business in, a jurisdiction outside the United States, Fortune Brands UK will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction suffered.

(d) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company or the applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. In requesting any compensation pursuant to this Section, each Lender or the Issuing Bank will use good faith efforts to treat the Borrowers in substantially the same manner as such Lender or the Issuing Bank treats other similarly situated borrowers under similar circumstances.

(e) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that, in the case of a Change in Law, the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan (i) in the case of paragraph (a) or (b), if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made or (ii) in the case of paragraph (c), in respect of any costs referred to therein.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, Fixed Rate Loan, or, unless otherwise agreed to by the applicable Borrower and the applicable Lender with respect to a Negotiated Rate Loan, a Negotiated Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or U.S. Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurocurrency Loan, Fixed Rate Loan or, unless otherwise agreed to by the applicable Borrower and the applicable Lender with respect to a Negotiated Rate Loan, Negotiated Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company or the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender may include an amount reasonably determined by such Lender to be incurred by reason of the liquidation or reemployment of funds, but excluding loss of anticipated profits. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company or the applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent, the relevant Lender or the Issuing Bank, as the case may be, within 10 days after written demand therefor is made (which demand shall set forth in reasonable detail the basis for the determination that the Borrower is liable), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from such Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder other than any payments with respect to Negotiated Rate Loans (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16 or 2.19, or otherwise) prior to 12:00 noon, Local Time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or J.P. Morgan Europe Limited, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments to be made to the Administrative Agent shall be made to it at its offices at 270

Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lenders as expressly provided herein, all such payments to be made to J.P. Morgan Europe Limited shall be made to it at its offices at 9 Thomas More Street, London, United Kingdom, and payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees relating to Negotiated Rate Loans shall be made to the Lender with respect thereto on such terms, at such address and at such time as shall be mutually agreed upon between the applicable Borrower and the applicable Lender in Dollars or the Alternative Currency agreed on the date due. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any amounts payable under Section 2.15 or, at the request of the applicable Lender, Section 2.14, 2.16 or 2.19 in respect of any Loan) shall be made in the currency in which such Loan is denominated; all payments hereunder in respect of the reimbursement of any LC Disbursement or of interest thereon shall be made in the currency in which such LC Disbursement is denominated; all other payments hereunder shall be made in Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent or J.P. Morgan Europe Limited hereunder shall be deemed to have been made by the time required if the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to make such payment. Any amount payable by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b) If at any time insufficient funds are received by and available to the Administrative Agent or J.P. Morgan Europe Limited to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder (other than with respect to Negotiated Rate Loans), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder (other than with respect to Negotiated Rate Loans), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder (other than with respect to Negotiated Rate Loans), ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, U.S. Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, U.S. Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, U.S. Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, U.S. Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent or J.P. Morgan Europe Limited, as applicable, may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, to be the cost to it of funding such amount (in the case of an amount denominated in any other currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b) or 2.17(d), then the Administrative Agent or J.P. Morgan Europe Limited, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Bank requests compensation under Section 2.14 or 2.19, or if any Borrower is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.19, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender or any Issuing Bank requests compensation under Section 2.14 or 2.19, or if any Borrower is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder or if any Issuing Bank defaults in its obligations to issue Letters of Credit hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender (or Issuing Bank, as applicable) and the Administrative Agent, either (x) so long as no Default has occurred and is continuing, terminate the Commitment of such Lender and prepay all outstanding Loans (other than Competitive Loans and Negotiated Rate Loans) of such Lender or (y) require such Lender or Issuing Bank, as the case may be, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans and Negotiated Rate Loans held by it and other than, in the case of the Issuing Bank, its interests, rights and obligations under this Agreement with respect to the then outstanding Letters of Credit that have been issued by it) to an assignee that shall assume such obligations (which assignee may be another Lender or Issuing Bank, as the case may be, if a Lender or Issuing Bank accepts such assignment); provided that (i) in the case of an assignment to a Person not then a Lender or Issuing Bank, the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lenders), which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans and Negotiated Rate Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower or Borrowers (in the case of all other amounts). The applicable

Borrower shall not be entitled to terminate a Lender’s Commitment and prepay its Loans as provided in clause (x) above, and a Lender shall not be required to make any such assignment and delegation as provided in clause (y) above, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to effect such termination and prepayment or to require such assignment and delegation, as the case may be, cease to apply.

SECTION 2.19. Additional Reserve Costs. (a) If and so long as any Lender is required to make special deposits with the Bank of England, or to maintain reserve asset ratios or to pay fees (other than deposits or reserves reflected in the determination of the Adjusted LIBO Rate), in each case in respect of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the MLA Cost calculated in accordance with the formula and in the manner set forth in Exhibit C.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (other than any such requirements reflected in the determination of the Adjusted LIBO Rate) (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the MLA Cost) in respect of any of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent and, if applicable, J.P. Morgan Europe Limited) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent or J.P. Morgan Europe Limited, as applicable, for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.20. Redenomination of Certain Designated Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Company) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

SECTION 2.21. Assigned Dollar Value. (a) With respect to each Alternative Currency Borrowing, Alternative Currency Letter of Credit or Alternative Currency LC Disbursement, its “Assigned Dollar Value” shall mean the following:

(i) in the case of an Alternative Currency Borrowing, the Dollar amount specified in the Borrowing Request therefor (or (A) in the case of a Competitive Borrowing, the Dollar amount thereof accepted pursuant to Section 2.04 or (B) in the case of a Negotiated Rate Borrowing, (x) denominated in Dollars, the Dollar amount of such Borrowing and (y) denominated in any Alternative Currency, the Dollar Equivalent thereof as determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, based upon the applicable Spot Exchange Rate at or about the date of such Borrowing, which determination shall be conclusive absent manifest error) unless and until adjusted pursuant to the following clause (ii);

(ii) as of each Revaluation Date with respect to such Alternative Currency Borrowing, the “Assigned Dollar Value” of such Borrowing shall be adjusted to be the Dollar Equivalent thereof (as determined by the Administrative Agent or J.P. Morgan Europe Limited, as applicable, based upon the applicable Spot Exchange Rate as of the date that is three Business Days before such Revaluation Date (which determination shall be conclusive absent manifest error))(subject to further adjustment in accordance with this clause (ii) thereafter);

(iii) in the case of an Alternative Currency Letter of Credit, the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate at or about the date of issuance of such Alternative Currency Letter of Credit (which determination shall be conclusive absent manifest error) unless and until adjusted pursuant to the following clause (iv);

(iv) as of each Revaluation Date with respect to an outstanding Alternative Currency Letter of Credit, the “Assigned Dollar Value” of such Letter of Credit shall be adjusted to be the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate as of the date that is three Business Days before such Revaluation Date (which determination shall be conclusive absent manifest error) subject to further adjustment in accordance with this clause (iv) thereafter;

(v) in the case of an Alternative Currency LC Disbursement, the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate most recently used to determine the “Assigned Dollar Value” of the Letter of Credit under which such LC Disbursement was made (which determination shall be conclusive absent manifest error) unless and until adjusted pursuant to the following clause (vi); and

(vi) as of each Revaluation Date with respect to an outstanding Alternative Currency LC Disbursement, the “Assigned Dollar Value” of such LC Disbursement shall be adjusted to be the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate as of the date that is three Business Days before such Revaluation Date (which determination shall be conclusive absent manifest error) subject to further adjustment in accordance with this clause (vi) thereafter.

(b) The Assigned Dollar Value of an Alternative Currency Loan shall equal the Assigned Dollar Value of the Alternative Currency Borrowing of which such Loan is a part multiplied by the percentage of such Borrowing represented by such Loan.

(c) The Administrative Agent or J.P. Morgan Europe Limited, as applicable, shall notify the Company of any change in the Assigned Dollar Value of any Alternative Currency Borrowing, Alternative Currency Letter of Credit or Alternative Currency LC Disbursement promptly following determination of such change.

SECTION 2.22. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue Letters of Credit upon the request of the applicable Borrower, which request shall be in a form reasonably acceptable to the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by either Borrower to, or entered into by either Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the sum of the Total Revolving Exposure shall not exceed the total Revolving Commitments and (iii) each Revolving Lender’s Revolving Credit exposure shall not exceed such Revolving Lender’s Commitment. Each Letter of Credit shall be denominated in Dollars or in an Alternative Committed Currency.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying in the currency in which such LC Disbursement is denominated to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Commitment Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance

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whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) is qualified to do business in and (b) is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation binding upon any Borrower or any of its Material Subsidiaries or the charter, by-laws or other organizational documents of any Borrower or any of its Subsidiaries or any order of any Governmental Authority binding upon any Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material asset of any Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2004, as filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2003, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that specifically involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances that could reasonably be expected to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. None of the Company or any of Subsidiaries is (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is likely to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Information Memorandum furnished by or on behalf of the Company to the Administrative Agent and Lenders in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) did not as of the date thereof contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of Chadbourne & Parke LLP, counsel for the Company, and Chadbourne & Parke, United Kingdom counsel for Fortune Brands UK, substantially in the form of Exhibits B-1 and B-2, respectively, and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Required Lenders shall reasonably request. Each Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each of the Borrowers, the authorization of the Transactions and any other legal matters relating to any of the Borrowers, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f) The commitments under the existing Five-Year Revolving Credit Agreement dated as of July, 12, 2001, and the 364-Day Revolving Credit Agreement dated as of July 10, 2003, in each case, among the Company and certain of its subsidiaries, the lenders parties thereto, and JPMorgan Chase Bank, as the Administrative Agent, shall be terminated and all amounts outstanding thereunder shall have been paid in full.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) no later than five Business Days after the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than, for any Borrowing made or any Letter of Credit issued, amended, renewed or extended after the Effective Date, the representations and warranties set forth in Sections 3.04(b) and 3.06) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) within 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Company may at its option satisfy its obligations under Section 5.01(a) and 5.01(b) by delivering copies of its Form 10-K and Form 10-Q filings (or any successor forms), respectively, as filed with the Securities and Exchange Commission for the relevant period; provided that such filings contain the required information and are certified by a Financial Officer of the Company.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default; and

(b) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any transfer, disposition or abandonment of rights, licenses, permits, privileges or franchises that could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property in good working order and condition, ordinary wear and tear excepted, except for any such failure as would not have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are considered appropriate by management of the Company.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account that will enable the Company to comply with its obligations under Section 5.01(a) and (b) of this Agreement. Each Borrower will permit any representatives designated by the Administrative Agent or any Lender, at the expense of the Administrative Agent or such Lender, upon reasonable prior notice, to visit and inspect its properties, and to discuss its affairs, finances and condition with its officers, all at such reasonable times (during normal business hours) and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes, including support of commercial paper issued by the Company and reimbursement of LC Disbursements. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U or X of the Board. Letters of Credit will be used only to support obligations of the Company and its Subsidiaries in the ordinary course of business.

SECTION 5.09. Litigation Report. Promptly, and in any event within five days, after the Company has filed with the Securities and Exchange Commission (a) the Company’s quarterly report on Form 10-Q (or any successor form) for any fiscal quarter or (b) a Form 8-K (or any successor form) relating to legal proceedings, the Company shall furnish to the Administrative Agent (with sufficient copies for each Lender) a copy of such Form 10-Q (including, if requested by any Lender, any exhibits thereto relating to information required by Item 1 (“Legal Proceedings”) of Part II of Form 10-Q) or such Form 8-K, as applicable.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Restrictions on Borrowing by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue, assume, guarantee or incur any Funded Debt except:

(a) Funded Debt owed to the Company or to a Restricted Subsidiary;

(b) Funded Debt which is Secured Debt permitted by Section 6.02 without equally and ratably securing the Obligations;

(c) unsecured Funded Debt issued, assumed, guaranteed or incurred which represents an extension, renewal or refunding of Secured Debt permitted by the first paragraph of Section 6.02 to the extent of the principal amount of the Secured Debt so extended, renewed or refunded;

(d) unsecured Funded Debt in an amount which, if it were Secured Debt, would be permitted by the second paragraph of Section 6.02 without equally and ratably securing the Obligations;

(e) unsecured Funded Debt assumed by a Restricted Subsidiary in connection with its merger with, or acquisition of all or a substantial part of the assets and business of, any Person and which constitutes existing indebtedness or an existing guarantee of such Person;

(f) unsecured Funded Debt of a Person existing at the time it becomes a Restricted Subsidiary;

(g) Funded Debt created in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and the United States, any State thereof or any municipal government or other governmental body or agency; and

(h) any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any Funded Debt referred to in the foregoing clauses (a) through (g).

SECTION 6.02. Restrictions on Secured Debt. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or incur any Secured Debt, without effectively providing that the Obligations (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created ranking equally with the Obligations, including guarantees of indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, except that this Section shall not apply to Secured Debt secured by:

(a) mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(b) mortgages on property of any Person which is merged with, or all or a substantial part of whose properties are acquired by, the Company or any Restricted Subsidiary; provided that any such mortgage shall have existed prior to such merger or acquisition and shall not have applied to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger or acquisition;

(c) mortgages upon or with respect to any property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date hereof which are created, incurred or assumed contemporaneously with, or within 90 days after, such acquisition, completion of construction or completion of improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or mortgages upon or with respect to any property existing at the time of acquisition thereof; provided that any such mortgage shall not apply to any property theretofore owned by the Company or any Restricted Subsidiary other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(d) mortgages which secure indebtedness owing to the Company or to a Restricted Subsidiary;

(e) the mortgage of any property of the Company or any Restricted Subsidiary in favor of the United States, or any State thereof, or any department, agency or instrumentality of either, to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary pursuant to the provisions of any contract or statute;

(f) the mortgage of any property of the Company or any Restricted Subsidiary created, incurred or assumed in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and the United States, any state thereof or any municipal government or other governmental body or agency; or

(g) any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (f), or of any indebtedness secured thereby; provided that such extension, renewal or refunding mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or refunded (plus improvements on such property).

Notwithstanding the foregoing provisions of this Section 6.02, the Company and any one or more Restricted Subsidiaries may issue, assume, guarantee or incur Secured Debt, without equally and ratably securing the Obligations, if after giving effect thereto, the sum of (i) the aggregate amount of all Secured Debt of the Company and its Restricted Subsidiaries (except Secured Debt pursuant to clauses (a) through (g) of the first paragraph of this Section 6.02), (ii) the aggregate Value of sale and lease back transactions to which Section 6.03 applies and (iii) the aggregate amount of all unsecured outstanding Funded Debt of all Restricted Subsidiaries permitted under Section 6.01(d)(or any extension, renewal or refunding thereof), does not exceed 10% of Consolidated Net Tangible Assets.

If the Company shall hereafter be required to secure the Obligations equally and ratably with (or prior to) any other indebtedness pursuant to this Section 6.02, (i) the Company will promptly deliver to the Administrative Agent a certificate of a Financial Officer of the Company stating that such covenant has been complied with, and an opinion of counsel to the Company stating that in the opinion of such counsel such covenant has been complied with, that any instruments executed by the Company or any Restricted Subsidiary in the performance of such covenant comply with the requirements of such covenant and that all steps necessary to perfect such security have been taken, and (ii) the Administrative Agent is hereby authorized to enter into such instruments and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Lenders of such Obligations so secured.

SECTION 6.03. Restrictions on Sale and Lease Back Transactions. The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer (other than to the Company or to a Restricted Subsidiary) any property owned by the Company or any Restricted Subsidiary on the date hereof, which (as determined by a Board Resolution) constitutes a major facility of the Company and its Restricted Subsidiaries, taken as a whole, with the intention of the Company or any Restricted Subsidiary taking back a lease of such property, except a lease for a temporary period (not exceeding five years) by the end of which it is intended that the use of such property by the lessee will be discontinued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may so sell any such property and lease it back if (a) the Company promptly gives notice of such sale to the Administrative Agent; (b) the net proceeds of such sale are at least equal to the fair value (as determined by Board Resolution) of such property; and (c) the Company shall, and in any such case the Company covenants that it will, within 120 days after such sale, apply, or cause such Restricted Subsidiary to apply, not less than an amount equal to the net proceeds of such sale to the retirement of outstanding Funded Debt of the Company and/or any Restricted Subsidiary (other than any thereof which is owed to the Company or any Restricted Subsidiary and other than any thereof which is subordinate in right of payment to the Obligations); provided that the amount to be applied to the retirement of Funded Debt of the Company or such Restricted Subsidiary shall be reduced by

(i) the amount of Secured Debt which the Company or such Restricted Subsidiary could at that time issue, assume, guarantee or incur pursuant to the second paragraph of Section 6.02 without equally and ratably securing the Obligations, and

(ii) the principal amount of any debentures, notes or other instruments evidencing Funded Debt of the Company (which may include Obligations) or of a Restricted Subsidiary delivered within 120 days after such sale to the applicable trustee for retirement and cancellation, other than any debentures, notes or other instruments retired by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

SECTION 6.04. Fundamental Changes. (a) The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless

(i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assume, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii) the Company shall have delivered to the Administrative Agent a certificate of a duly authorized officer of the Company and an opinion of legal counsel to the Company (which shall be reasonably acceptable to the Administrative Agent), each stating that such consolidation, merger, conveyance or transfer comply with this Section 6.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 6.04(a), the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and any promissory notes issued hereunder and may be liquidated and dissolved.

(c) The Company shall not permit Fortune Brands UK to consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Person formed by such consolidation or into which Fortune Brands UK is merged or the Person which acquires by conveyance or transfer the properties and assets of Fortune Brands UK substantially as an entirety shall be a wholly-owned Subsidiary organized and existing under the laws of the United Kingdom or any political subdivision thereof, and expressly assume, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Loans to Fortune Brands UK and the performance of every covenant of this Agreement on the part of Fortune Brands UK to be performed or observed.

(d) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of Fortune Brands UK substantially as an entirety in accordance with Section 6.04(c), the successor corporation formed by such consolidation or into which Fortune Brands UK is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Fortune Brands UK under this Agreement with the same effect as if such successor corporation had been named as Fortune Brands UK herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and any promissory notes issued hereunder and may be liquidated and dissolved.

SECTION 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries or Fortune Brands UK to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not materially less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Company and its Subsidiaries.

SECTION 6.06. Interest Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, each as calculated as at the end of any fiscal quarter ending on or after the Effective Date for the period of four prior consecutive fiscal quarters then ended, to be less than 3.50 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) (i) any Borrower shall fail to pay any interest on any Loan or on any LC Disbursement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or (ii) any Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(c) any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c), (d) or (n) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any of its Subsidiaries shall fail to make any payment (of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any period of grace or notice requirement thereunder);

(g) any Material Indebtedness becomes due prior to its scheduled maturity or the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf cause any Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any of its Material Subsidiaries shall admit in writing its inability to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company, any of its Material Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Material Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.09, and such failure shall continue unremedied for a period of 5 Business Days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, at the request of the Required Lenders the Administrative Agent shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any of its subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the applicable Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement,

instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to Fortune Brands UK hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of Fortune Brands UK. The Company further agrees that the due and punctual payment of the Obligations of Fortune Brands UK may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Company waives presentment to, demand of payment from and protest to Fortune Brands UK of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against Fortune Brands UK under the provisions of this Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other agreement; (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under any other agreement or instrument; (f) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation, in each case, other than payment in full of the Obligations after termination of the Commitments.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise, in each case, other than the defense of payment in full of the Obligations.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of Fortune Brands UK to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders in cash an amount equal the unpaid principal amount of such Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such Obligation in Dollars (based upon the applicable Spot Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Obligation of Fortune Brands UK, each Lender shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Company of any sums as provided above, all rights of the Company against Fortune Brands UK arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by Fortune Brands UK to the Lenders (it being understood that, after the discharge of all the Obligations due and payable from Fortune Brands UK, such rights may be exercised by the Company notwithstanding that Fortune Brands UK may remain contingently liable for indemnity or other Obligations).

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company, to it at 300 Tower Parkway, Lincolnshire, IL 60069-3640, Attention of the Treasurer (Telecopy No. (847) 484-4491);

(b) if to Fortune Brands UK, to it in care of the Company as provided in paragraph (a) above;

(c) if to the Administrative Agent, to JPMorgan Chase, to it at Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Sandra Choate (Telecopy No. (713) 750-2932), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Pamela Lambiase (Telecopy No. (212) 270-0998) and JPMorgan Chase, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Vaughan D. Nguyen (Telecopy No. (713) 750-2392);

(d) if to J.P. Morgan Europe Limited, to 9 Thomas More Street, London, United Kingdom, Trinity Tower, Attention of Steve Clarke (Telecopy No. 44-20-7777-2360);

(e) if to a Swingline Lender, (i) in the case of JPMorgan Chase Bank, to it at Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas, 77002, Attention of Sandra Choate (Telecopy No. (713) 750-2932) and (ii) in the case of Citibank, N.A., to it at Citibank Delaware, 2 Pennsway, Suite 200, New Castle, Delaware 19720, Attention of Lisa Rodriguez (Telecopy No. (302) 894-6120);

(f) if to the Issuing Bank, (i) in the case of JPMorgan Chase Bank, to it at Global Trade Services, 10420 Highlnd Mn Dr-BL 2, Floor 2, Tampa, Florida, Attention of James Alonzo (Telecopy No. (813) 432-5161); and in the case of Citibank, N.A., to it at Citibank Global Markets, Inc., 388 Greenwich Street, 22nd Floor, New York, New York, Attention of Stanley K. Ross (Telecopy No. (212) 816-4144); and

(g) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release or limit the Company’s obligations under Article IX without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lenders) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Anything contained in the foregoing to the contrary notwithstanding, the applicable Borrower and the applicable Lender with respect to a Negotiated Rate Loan may, from time, to time, enter into amendments, supplements or modifications for the purpose of adding any provisions to such Negotiated Rate Loans or changing in any manner the rights of such Lender and such Borrower thereunder and such Lender may waive any of the requirements of such Negotiated Rate Loan; provided that such Borrower and such Lender shall notify the Administrative Agent in writing of any extensions of the maturity of such Negotiated Rate Loan or reduction of the principal amount thereof; provided, further, that such Borrower and such Lender shall not extend the maturity of such Negotiated Rate Loan beyond the Maturity Date.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including J.P. Morgan Europe Limited), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (other than any Lender that defaults in its obligation to fund Loans hereunder, so long as such default is continuing), including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Company shall have no obligation to pay fees, charges or disbursements for more than (x) one firm of counsel acting for the Administrative Agent in each applicable jurisdiction and (y) one firm of counsel acting for the Lenders and Issuing Banks in each applicable jurisdiction.

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender (other than any Lender that defaults in its obligation to fund Loans hereunder, so long as such default is continuing), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or the violation of this Agreement by such Indemnitee. Notwithstanding the foregoing, the Company shall have no obligation to pay fees, charges or disbursements for more than (x) one firm of counsel acting for the Administrative Agent and all of its Related Parties in each applicable jurisdiction and (y) one firm of counsel acting for the Lenders, the Issuing Banks and all of their Related Parties in each applicable jurisdiction; provided that an Indemnitee shall have the right to employ additional counsel (including local counsel), and the Company shall bear the reasonable fees, charges and disbursements of such additional counsel, if (1) the employment of counsel by such Indemnitee has been authorized in writing by the Company, (2) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that there may be legal defenses available to it that are different from or in addition to those available to any other Indemnitee or (3) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that a conflict or potential conflict exists between such Indemnitee and any other Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or either Swingline Lender in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” of any amount shall be determined based on the percentage of the total Commitments represented by such Lender’s Commitment or if the Commitments have terminated or expired, such percentage shall be determined based upon the Total Credit Exposure.

(d) To the extent permitted by applicable law, none of the Borrowers shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any promissory note issued pursuant to this Agreement, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including the Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) in the case of an assignment of all or a portion of a Revolving Commitment or all or a portion of a Letter of Credit, the Issuing Bank must give prior written consent (which shall not be unreasonably witheld), and, in the case of an assignment to a Lender or an Affiliate of a Lender, the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure, the Swingline Lenders, must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); provided that no consent of the Company shall be required if an Event of Default has occurred and is continuing, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans or Negotiated Rate Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 to the Administrative Agent, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.19 and 10.03 solely in respect of any period ended on or before the date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with a Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to either Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, the applicable Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the applicable Borrower and the Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis pursuant to a written confidentiality agreement in form and substance reasonably satisfactory to the Company any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This paragraph (h) may not be amended without the written consent of any SPV whose rights and obligations are affected thereby.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.19 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any promissory notes issued pursuant to this Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Fortune Brands UK hereby irrevocably appoints C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th floor, New York, New York 10011, United States, as its agent to receive on behalf of itself and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to Fortune Brands UK in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s above address (or the address of any successor thereto, as the case may be), and Fortune Brands UK hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf. Fortune Brands UK shall appoint a successor agent for service of process should the agency of C T Corporation System terminate for any reason, and further shall at all times maintain an agent for service of process in New York, New York, so long as there shall be outstanding any Obligations. Fortune Brands UK shall give notice to the Administrative Agent of any appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Administrative Agent. As an alternative method of service, Fortune Brands UK also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.01.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary to prosecute or defend any claim, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of any Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower. For the purposes of this Section, “Information” means all information received from any Borrower relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Judgment. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15. Termination of Existing Credit Facilities. The Company and each Lender which as of the date of this Agreement is a party to, or which has an Affiliate which is a party to, the existing Five-Year Revolving Credit Agreement dated as of July 12, 2001 and the 364-Day Revolving Credit Agreement dated as of July 10, 2003 with the Company (the “Existing Credit Agreements”), hereby agrees that, effective as of the time each of the conditions set forth in Section 4.01 of this Agreement is satisfied, such Existing Credit Agreements shall automatically (and without further notice or other action by or to the Company, such Lender, such Affiliate or any other Person) be terminated; the Commitments (as defined in the Existing Credit Agreements) under the Existing Credit Agreements shall terminate in whole; and neither the Company, the Lender or any Affiliate shall have any further rights or obligations under the Existing Credit Agreements, except for (i) the Lender’s or such Affiliate’s right to receive payment in full of all amounts which as of the termination date are owed to it in respect of outstanding principal, accrued interest, accrued fees or other amounts payable, which right shall continue until full payment is made and (ii) rights or obligations under provisions of the Existing Credit Agreements which by the express terms thereof survive termination of the Existing Credit Agreements, which rights and obligations shall continue in accordance with the terms thereof.

SECTION 10.16. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FORTUNE BRANDS, INC.,
by
Name:
Title:
FORTUNE BRANDS FINANCE UK P.L.C.,
by
Name:
Title:
JPMORGAN CHASE BANK, individually and as Administrative Agent, by
Name:
Title:
CITIBANK, N.A., individually and as Syndication Agent,
by
Name:
Title:

Revolving Commitment

$102,500,000

JPMORGAN CHASE BANK,
By
Name:
Title:

$102,500,000

CITIBANK, N.A.,
By
Name:
Title:

$95,000,000

ABN AMRO BANK N.V.,
By
Name:
Title:

$95,000,000

BARCLAYS BANK PLC,
By
Name:
Title:

$95,000,000

CREDIT SUISSE FIRST BOSTON,
By
Name:
Title:

$70,000,000

THE NORTHERN TRUST COMPANY,
By
Name:
Title:

$70,000,000

MIZUHO CORPORATE BANK, LTD.,
By
Name:
Title:

$50,000,000

HSBC BANK PLC,
By
Name:
Title:

$50,000,000

THE BANK OF NEW YORK,

By
Name:
Title:

$50,000,000

U.S. BANK NATIONAL ASSOCIATION,

By
Name:
Title:

$50,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION,
By
Name:
Title:

$25,000,000

PNC BANK, N.A.,
By
Name:
Title:

$25,000,000

ROYAL BANK OF CANADA,
By
Name:
Title:

$25,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION,
By
Name:
Title:

$25,000,000

WESTPAC INSTITUTIONAL BANK,
By
Name:
Title:

U.S. Commitment

$70,000,000

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH,
By
Name:
Title: